Exhibit 5.1

August 14, 2026

Board of Directors

FiscalNote Holdings, Inc.

1201 Pennsylvania Avenue, N.W., 6th Floor

Washington, D.C. 20004

Re:	FiscalNote Holdings, Inc. — Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel to FiscalNote Holdings, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offering of up to an aggregate of 940,350 shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Shares”), 777,868 of which Shares are issuable pursuant to the Company’s 2022 Long-Term Incentive Plan, as amended (the “LTIP”), and 162,482 of which Shares are issuable pursuant to the Company’s 2022 Employee Stock Purchase Plan (the “ESPP”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to the authentic original documents of all documents submitted to us as copies (including electronic copies). We have also assumed that the Company has sufficient authorized but unissued and unreserved shares of common stock (or will validly amend the Company’s Certificate of Incorporation, as amended, to authorize a sufficient number of shares of common stock for issuance under the LTIP and/or the ESPP prior to the issuance thereof) available for issuance as provided in the Registration Statement. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Board of Directors

August 14, 2026

This opinion letter is based, as to matters of law, solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules, or regulations.

Based upon, subject to, and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the LTIP and/or the ESPP, and (iii) receipt by the Company of the consideration, if any, for the Shares specified in the applicable resolutions of the Board of Directors or a duly authorized committee thereof, the LTIP or the ESPP, respectively, and any underlying award agreements or letters, the Shares will be validly issued, fully paid, and nonassessable.

This opinion has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Polsinelli PC

POLSINELLI PC